EXHIBIT 23.2



               Consent of Independent Accountants




To the Board of Directors
Thermo Energy Corporation
(Formerly Innotek Corporation)
Little Rock, Arkansas

     We consent to the inclusion in this amendment number 1 to the registration statement on Form SB-2 of our report dated December 11, 1991 on our audit of the balance sheets of INNOTEK CORPORATION as of September 30, 1991 and 1990, and the related statements of operation, changes in stockholders' equity (deficit), and cash flows for each of the three years in the period ended September 30, 1991 and cumulative since inception through September 30, 1991. We also consent to the reference to our firm under the caption "Experts" included in the registration statement.


                                   /s/ Baird, Kurtz & Dobson


Little Rock, Arkansas
March 31, 1997